Dear Shareholder:

Keeping you abreast of trends and developments is important to you and to M&F.  Even though we publish a 10-Q each quarter, a 10-K with the annual report and communicate with press releases, it is our desire and duty to make sure you understand developments affecting M&F.  M&F Bank is strong and stable.  Our capital is strong.  The bank is seeking to grow and to reduce certain portions of the loan portfolio at the same time to mitigate our risk.

In a press release on May 15, in connection with the 10-Q filed with the Securities and Exchange Commission, we reported revised results for the 1st quarter.  As previously reported there was a loss from operations of $10.3 million for the 1st quarter brought about by an extraordinary provision for possible loan loss of $19.8 million.  The same press release also reports a write-down of the book value of goodwill and other intangibles of $17 million, resulting in a total reported loss for the quarter of $27.2 million.

 We have, or will, re-appraise all property securing construction and development loans over $500 thousand.  This is being done because real estate values have declined and many of these credits are having difficulty.  When the “new” appraised values come in, we set aside reserves if the collateral value appears to be insufficient to cover the obligation, if the only source of repayment is from sale after foreclosure.  This is why the $19.8 million addition was made to the Reserve for Loan Loss.

We have established a department and staff to help manage troubled credits, either by remedial action or foreclosure.  This department is in full operation and should begin to impact the volume of non-performing loans, other real estate owned and under performing loans.  We do not expect the current magnitude of extraordinary reserves to continue.

In spite of the $19.8 million added to reserves, bringing the total reserve to $41 million, the capital of M&F remains strong with Tier 1 capital of $147.7 million or 9.09%.  Regulatory minimum is 4.0% and well-capitalized is 5.0% so you can see we’re in good shape on capital.

The goodwill and other intangible write-down of $17 million is a non-cash charge  driven mostly by the overall fall in the market for bank stocks and the lower multiples being paid for banks in recent transactions.  Of course those issues revolve mostly around the credit concerns roiling the banking sector, concerns to which we are not immune.  The goodwill intangible on our books is not an amortizing asset and is excluded from all regulatory capital ratios, so the write-off, while painful, has little or no effect on our regulatory or tangible capital or on our fundamental strength.

In 2007 M&F made $14.458 million and paid cash dividends of $.52 per share or $4.7 million.  In 2008, M&F made $500 thousand and again paid $.52 per share or $4.7 million in dividends.  In the 1st quarter of 2009, M&F lost $10.3 million from operations, wrote off $17 million of goodwill and paid a $.13 per share cash dividend.  After much and prolonged debate and discussion, the Board of Directors voted to reduce the cash dividend to $.01 per share for the 2nd quarter.  This very painful and distasteful decision was made to preserve our strong capital base by lessening the dividend until earnings rebound.  There are signs of stabilization and improvement in the economy and even in the real estate sector.  As these early indicators become empirical trends and our other real estate and non-performing assets come down, earnings will return and dividends will climb.

No one knows the impact of this dividend cut more than directors and shareholders, but, it is in the long-term best interest of M&F and the owners of the company.  These are troubled times  and the normal flow of business has been disrupted by the events of the last year.  M&F has endured the shocks of defaults and the difficulties of many of our customers.  M&F will prevail as we work through the issues shared by us all.

M&F is well capitalized.  M&F is in good markets.  M&F has undertaken many internal initiatives involving policy, procedures and  controlling expenses.  All these measures will serve clients and owners for years to come.  The company is already seeing benefits which will accelerate as the economy recovers and problem loans diminish.

The last twelve months have been very trying to you, the national economy, the financial sector and M&F.  It is both amazing and encouraging how M&F has withstood the times.  Be assured the M&F Family is fully focused and engaged in the business of working for you, our customers and communities.

Sincerely,

/s/ Hugh S. Potts, Jr.
Chairman and CEO